QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.31

CONFORMED COPY

TCBY FRANCHISE AGREEMENT

FOR STORES

OPERATED IN CONJUNCTION WITH OTHER CONCEPTS

MRS. FIELDS' ORIGINAL COOKIES, INC. FRANCHISEE
March 16, 2004 DATE OF AGREEMENT

TCBY FRANCHISE AGREEMENT

TABLE OF CONTENTS

10.	Advertising		15
	A.	By The Company	15
	B.	By Franchisee	16
11.	Records and Reports		16
12.	Inspections and Audits		16
	A.	The Company's Right to Inspect the Store	16
	B.	The Company's Right to Examine Books and Records	17
13.	Assignment		17
	A.	By the Company	17
	B.	Franchisee May Not Assign Without Approval of the Company	17
	C.	Conditions for Approval of Assignment	17
	D.	Death or Disability of Franchisee	19
14.	Renewal of Franchise		19
	A.	Franchisee's Right to Renew	19
	B.	Notice of Renewal and Nonrenewal	19
	C.	Renewal Agreements; Releases	20
15.	Termination of the Franchise		20
	A.	By Franchisee	20
	B.	By the Company	20
16.	Rights of the Company and Obligations of Franchisee upon Termination or Expiration of the Agreement		21
	A.	Payment of Amounts Owed to the Company	21
	B.	Discontinuance of Use of Marks and Distinctive Designs	22
	C.	Return of Operating Manual	23
	D.	Covenant Not to Compete	23
	E.	Continuing Obligations	23
17.	Enforcement		23
	A.	Severability and Substitution of Valid Provisions	23
	B.	Waiver of Obligations	24
	C.	Specific Performance; Injunctive Relief	24
	D.	Rights of Parties Are Cumulative	25
	E.	Governing Law; Waiver of Jury	25
	F.	Exclusive Jurisdiction	25
	G.	Binding Effect	25
	H.	Construction	25
18.	Notices and Payments		26
19.	Acknowledgments		26

TCBY FRANCHISE AGREEMENT

        THIS AGREEMENT is made and entered into this 16th day of March, 2004, by and between TCBY SYSTEMS, LLC., a Delaware limited liability company having its principal office at 2855 East Cottonwood Pkwy., Suite 400, Salt Lake City, Utah 84121 (the "COMPANY") and MRS. FIELDS' ORIGINAL COOKIES, INC., whose principal address is 2855 East Cottonwood Pkwy., Suite 400, Salt Lake City, Utah 84121 (individually or collectively "FRANCHISEE").

        1.    PREAMBLES

        The COMPANY franchises certain specialty retail stores, known as "TCBY" stores, selling and serving frozen yogurt, ice cream, other frozen desserts, and other food and beverage items for carry-out and on-premises consumption. Such stores are operated under certain trade names, trademarks, service marks, logos, and other commercial symbols, including, without limitation, "TCBY" THE COUNTRY'S BEST YOGURT, "TCBY" Treats, and such other trade names, trademarks, service marks, logos, and other commercial symbols as are now designated (or may hereafter be designated) by the COMPANY (collectively the "Marks") which are licensed by the COMPANY's affiliate corporation, TCBY Enterprises, Inc. ("Enterprises"), to the COMPANY, and pursuant to certain confidential information and trade secrets. Such stores are operated with such formats, designs, systems, methods, specifications, standards and procedures as are designated by the COMPANY, all of which may be improved, further developed or otherwise modified from time to time by the COMPANY (the "System").

        The COMPANY grants to persons who meet the COMPANY's qualifications and who are willing to undertake the investment and effort to establish and develop "TCBY" stores, a franchise to own and operate such stores, offering the products and services approved by the COMPANY and utilizing the System and the Marks.

        FRANCHISEE owns and operates certain "TCBY" stores at the premises identified in Section 2 hereof by virtue of a Franchise Agreement entered into between the parties as of June 1, 2000 (the "Prior Franchise Agreement"), in conjunction with retail outlets or locations associated with the trademarks and service marks of FRANCHISEE's business. Both the COMPANY and FRANCHISEE intend for the "TCBY" stores franchised hereunder to be operated in conjunction with such businesses and trademarks pursuant to this Agreement, which shall supersede and replace the Prior Franchise Agreement.

        2.    GRANT OF FRANCHISE

        Subject to the provisions contained herein, the COMPANY hereby grants to FRANCHISEE, and FRANCHISEE hereby undertakes the obligation, to own and operate "TCBY" stores at, and only at, the premises located at the addresses set forth in Exhibit "A" hereto attached, to be modified and initialed from time to time by the parties, and whenever so attached or modified hereof made a part, and operated in conjunction with locations operated by FRANCHISEE known as "Mrs. Fields' Original Cookies," "Mrs. Fields' Bakery Café," "Pretzelmaker," "Pretzel Time," "Great American Cookie Company," or other trade names of FRANCHISEE or its affiliates, and to use the Marks in the operation thereof, at each location to be operated for a term of five (5) years, commencing on the date the location is added to this Agreement. The Prior Franchise Agreement is hereby terminated, and FRANCHISEE shall continue to operate the STORES developed thereunder pursuant to the rights and obligations set forth in this Agreement.

        THE COMPANY (ON BEHALF OF ITSELF AND ITS AFFILIATES) RETAINS THE RIGHT, IN ITS SOLE DISCRETION AND WITHOUT GRANTING ANY RIGHTS TO FRANCHISEE: (A) TO ITSELF OPERATE, OR TO GRANT OTHER PERSONS THE RIGHT TO OPERATE, "TCBY" STORES AT SUCH LOCATIONS AND ON SUCH TERMS AND CONDITIONS AS THE COMPANY DEEMS APPROPRIATE; AND (B) TO SELL THE PRODUCTS AND SERVICES AUTHORIZED FOR "TCBY" STORES UNDER THE MARKS OR OTHER TRADEMARKS, SERVICE MARKS AND COMMERCIAL SYMBOLS THROUGH SIMILAR OR DISSIMILAR CHANNELS OF DISTRIBUTION AND PURSUANT TO SUCH TERMS AND CONDITIONS AS THE COMPANY DEEMS APPROPRIATE; such products and/or services may include, but shall not be limited to, frozen dairy and other desserts in soft serve, hard pack, and novelty forms as the COMPANY (or any of its affiliates) may develop from time to time, as well as refrigerated yogurt and other dairy products, and such methods of distribution may include, but shall not be limited to, sales at sports arenas and stadiums, department stores, airports, toll road travel plazas, hospitals, office buildings, schools and colleges, and other non-store venues as well as sales to wholesalers and/or distributors for resale.

        3.    DEVELOPMENT AND OPENING OF THE STORE

          A.    DEVELOPMENT OF STORE

          That portion of each of the premises in which FRANCHISEE shall operate a "TCBY" store is herein referred to as a "STORE." (Specifically excluded from the definition of the STORE are any and all areas of the premises which are not trade dressed as a "TCBY" store, and FRANCHISEE's activities at or in that portion of the premises not containing the STORE shall not be subject to or controlled by this Agreement.) FRANCHISEE shall:

    (1)
    obtain all required building, utility, sign, health, sanitation and business permits and licenses, and any other required permits and licenses necessary to operate the STORE;

    (2)
    construct all required improvements to the STORE portion of the premises, purchase and install all required fixtures and equipment and decorate the STORE portion of the premises in compliance with the plans and specifications theretofore approved by the COMPANY and all applicable statutes, ordinances, building or other codes, permit requirements and lease or deed requirements and restrictions; and

    (3)
    purchase in accordance with the COMPANY's specifications and requirements, an opening inventory of food and beverage products, ingredients and other products and supplies required for the STORE.

        The COMPANY shall provide consultation services in connection with the development of the STORE as the COMPANY deems appropriate.

          B.    FIXTURES, EQUIPMENT, FURNITURE AND SIGNS

          FRANCHISEE shall use in the operation of the STORE only those brands or types of construction and decorating materials, fixtures, equipment, furniture, and signs that the COMPANY has approved for "TCBY" stores as meeting its specifications and standards for appearance, function and performance. FRANCHISEE may purchase approved brands and types of construction and decorating materials, fixtures, equipment, furniture and signs from any supplier approved or designated by the COMPANY (which may include the COMPANY and/or its affiliates). If FRANCHISEE proposes to purchase any brand or type of construction or decorating material, fixture, equipment, furniture or sign not then approved by the COMPANY, and/or any such items from any supplier which is not then approved by the COMPANY, FRANCHISEE shall first notify the COMPANY in writing and shall submit to the COMPANY upon its request sufficient specifications, photographs, drawings and/or other information or samples for a determination by the COMPANY of whether such brand or type of construction or decorating material, fixture, equipment, furniture or sign complies with its specifications and standards, and/or such supplier meets the COMPANY's approved supplier criteria, which determination shall be made and communicated in writing to FRANCHISEE within a reasonable time.

          C.    STORE OPENING

          FRANCHISEE shall not open the STORE for business without the COMPANY's prior approval. FRANCHISEE agrees to complete the development and open the STORE for business within one hundred twenty (120) days of execution of this Agreement.

          D.    GRAND OPENING PROGRAM

          FRANCHISEE shall conduct a grand opening advertising and promotional program for the STORE on a date no later than sixty (60) days following opening of the STORE. FRANCHISEE shall expend for the grand opening program an amount determined by the COMPANY, but not to exceed One Thousand Dollars ($1,000). The grand opening program shall conform to the COMPANY's requirements and shall utilize the media and advertising formats designated by the COMPANY.

          E.    RELOCATION OF STORE

          If FRANCHISEE's lease for the premises of the STORE terminates without fault of FRANCHISEE, or expires and is unable to be renewed by FRANCHISEE on substantially the same terms and conditions, or if FRANCHISEE loses the right or otherwise ceases to occupy the premises of the STORE, or if in the judgment of the COMPANY and FRANCHISEE there is a change in the character of the location of the STORE sufficiently detrimental to its business potential to warrant its relocation, the COMPANY shall grant permission for relocation of the STORE to a location approved by the COMPANY. The COMPANY reserves all power to withhold approval of any location to which relocation is sought. Any such relocation shall be at FRANCHISEE's sole expense, and shall not be undertaken without the COMPANY's prior written consent. The COMPANY shall have the right to charge FRANCHISEE for services the COMPANY renders to FRANCHISEE in connection with such relocation. The COMPANY shall also have the right to require FRANCHISEE to upgrade the relocated STORE to conform to the COMPANY's then current image, standards, and specifications for construction and equipment for all new "TCBY" stores. Under no circumstances shall the COMPANY be required to approve any relocation if the regional or national chain outlet with which the STORE is affiliated ceases to be operated by FRANCHISEE.

          In the event of a relocation of the STORE, FRANCHISEE shall promptly remove from the former STORE premises any and all signs, fixtures, furniture, posters, furnishings, equipment, menus, advertising materials, stationery supplies, forms and other articles which display any of the Marks or any distinctive features or designs associated with the System. Any articles which display any of the Marks or any distinctive features or designs associated with the System which are not used by FRANCHISEE at the new STORE location shall be disposed of by FRANCHISEE as directed by the COMPANY following notice to the COMPANY to the effect such articles will not be used at the new STORE. Furthermore, FRANCHISEE shall, at FRANCHISEE's expense, immediately make such modifications or alterations as may be necessary to distinguish the former STORE premises so clearly from its former appearance and from other "TCBY" stores as to prevent any possibility of confusion therewith by the public (including, without limitation, removal of all distinctive physical and structural features identifying "TCBY" stores and removal of all distinctive signs and emblems). FRANCHISEE shall, at FRANCHISEE's expense, make such specific additional changes as the COMPANY may reasonably request for this purpose. If FRANCHISEE fails to initiate immediately or complete such alterations within such period of time as the COMPANY deems appropriate, FRANCHISEE agrees that the COMPANY or its designated agents may enter the premises of the former STORE and adjacent areas at any time to make such alterations, at FRANCHISEE's sole risk and expense, without responsibility for any actual or consequential damages to the property of FRANCHISEE or others, and without liability for trespass or other tort or criminal act. FRANCHISEE expressly acknowledges that failure to make such alterations will cause irreparable injury to the COMPANY and consents to entry, at FRANCHISEE's expense, of an ex parte order by any court of competent jurisdiction authorizing the COMPANY or its agents to take such action, if the COMPANY seeks such an order. Compliance with the foregoing shall be a condition subsequent to the COMPANY's approval of any relocation request by FRANCHISEE, and in the event complete de-identification of the former STORE premises is not promptly and completely undertaken, the COMPANY may then revoke its permission for relocation and declare a default under this Agreement.

        4.    TRAINING AND OPERATING ASSISTANCE

          A.    TRAINING

          Prior to the opening of the STORE, the COMPANY shall furnish, and one or more of FRANCHISEE's representatives who shall have foodservice operations responsibilities shall attend, an initial training program on the operation of a "TCBY" store, furnished at such place and time as the COMPANY may designate. FRANCHISEE shall be solely responsible for the compensation, travel, lodging and living expenses incurred in connection with the attendance at such initial training program or at any supplemental or refresher training programs.

          If, during any training program, the COMPANY determines, in its sole discretion, that any proposed trainee is not qualified to manage the STORE, the COMPANY shall notify FRANCHISEE thereof, whereupon FRANCHISEE may select and enroll a substitute trainee in such training program.

          Subsequent to the opening of the STORE, the COMPANY will provide training (subject to reasonable limitations which may be prescribed by the COMPANY as to number, frequency and time) to any other representatives of FRANCHISEE as the FRANCHISEE requests. The COMPANY shall designate the time and place for such training and shall have the right to assess FRANCHISEE reasonable charges for such training, which charges shall not exceed the COMPANY's actual costs.

          The COMPANY shall have the right to require that FRANCHISEE's representatives attend supplemental and refresher training programs during the term of this Agreement. The COMPANY shall designate the time and place for such training and shall have the right to assess FRANCHISEE reasonable charges for such training.

          B.    HIRING AND TRAINING OF EMPLOYEES BY FRANCHISEE

          FRANCHISEE shall hire all employees of the STORE, be exclusively responsible for the terms of their employment and compensation, and implement a training program for employees of the STORE in compliance with the COMPANY's requirements. In employing personnel, FRANCHISEE covenants never to represent that such personnel are in any manner to be employed or are employed by the COMPANY. FRANCHISEE agrees to maintain at all times a staff of trained employees sufficient to operate the STORE in compliance with the COMPANY's standards.

          C.    OPENING ASSISTANCE

          The COMPANY shall provide FRANCHISEE with the services of one (1) employee of the COMPANY for three (3) days for training and guidance in connection with the opening and initial operations of the STORE. The COMPANY shall have the right to determine the time or times at which such employee shall be available to FRANCHISEE.

          D.    OPERATING ASSISTANCE

          The COMPANY shall advise FRANCHISEE from time to time of operating problems of the STORE disclosed by reports submitted to or inspections made by the COMPANY. Further, the COMPANY shall furnish to FRANCHISEE such guidance and assistance in connection with the operation of the STORE as is from time to time deemed appropriate by the COMPANY. Such advice, guidance, and assistance may be given in the COMPANY's discretion to either FRANCHISEE, FRANCHISEE's employee in charge of the STORE, or both of them. Operating assistance may consist of advice and guidance with respect to:

    (1)
    methods and operating procedures utilized by the System;

    (2)
    additional food and beverage products and services authorized for sale by "TCBY" stores;

    (3)
    selection, purchasing and preparation of food products, beverages and other approved products, materials and supplies;

    (4)
    formulating and implementing advertising and promotional programs; and

    (5)
    the establishment and operation of administrative, bookkeeping, accounting, inventory control, sales, and general operating procedures for the operation of a "TCBY" store.

        Such guidance shall, in the sole discretion of the COMPANY, be furnished in the form of the COMPANY's Operating Manual (defined below), bulletins or other written materials, video or audio tapes, telephonic consultations and/or consultations at the offices of the COMPANY or at the STORE in conjunction with an inspection of the STORE. Additional guidance and assistance may, at the sole discretion of the COMPANY, be available at per diem fees and charges established from time to time by the COMPANY.

          E.    OPERATING MANUAL

          The COMPANY will loan to FRANCHISEE during the term of this Agreement one copy of an operating manual, which may consist of one or more handbooks, manuals and other written and/or audio and/or audiovisual materials (collectively, the "Operating Manual") for "TCBY" stores, containing mandatory and suggested specifications, standards and operating procedures prescribed from time to time by the COMPANY for the System and information relative to other obligations of FRANCHISEE hereunder. The COMPANY shall have the right from time to time to add to, and otherwise modify, the Operating Manual to reflect changes in authorized products and services, and the System, provided that no such addition or modification shall alter FRANCHISEE's fundamental status and rights under this Agreement. FRANCHISEE shall keep FRANCHISEE's copy of the Operating Manual current, and the master copy maintained by the COMPANY at its principal office shall be controlling in the event of a dispute relative to the contents of the Operating Manual.

        5.    MARKS

          A.    OWNERSHIP AND GOODWILL OF MARKS

          FRANCHISEE shall have no interest whatsoever in or to the Marks. FRANCHISEE's right to use the Marks is derived solely from this Agreement and is limited to the conduct of business pursuant to and in compliance with this Agreement and all applicable specifications, standards, and operating procedures prescribed for the System by the COMPANY from time to time during the term of this Agreement. Any unauthorized use of the Marks by FRANCHISEE shall constitute an infringement of the rights of the COMPANY and Enterprises in and to the Marks.

          FRANCHISEE agrees that all usage of the Marks by FRANCHISEE and any goodwill established thereby shall inure to the exclusive benefit of the COMPANY and Enterprises, and FRANCHISEE acknowledges that this Agreement does not confer any goodwill or other interest in the Marks upon FRANCHISEE. FRANCHISEE shall not, at any time during the term of this Agreement or after its termination or expiration, contest the validity or ownership of any of the Marks or assist any other person in contesting the validity or ownership of any of the Marks.

          All provisions of this Agreement applicable to the Marks shall apply to any additional trademarks, service marks, logos, forms, and commercial symbols hereafter authorized for use by and licensed to FRANCHISEE pursuant to operations of the System.

          B.    LIMITATIONS ON FRANCHISEE'S USE OF MARKS

          FRANCHISEE agrees to use the Marks as the sole identification of the STORE. The COMPANY has not authorized or empowered FRANCHISEE to use the Marks except as provided by this Agreement, and FRANCHISEE shall not employ any Mark in signing any contract, lease, mortgage, check, purchase agreement, negotiable instrument or other legal obligation without the prior written consent of the COMPANY, or employ any Mark in a manner that is likely to result in liability of the COMPANY for any indebtedness or obligation of FRANCHISEE. FRANCHISEE shall not use any Mark as part of any corporate or trade name or with any prefix, suffix or other modifying words, terms, designs or symbols, or in any modified form, nor may FRANCHISEE use any Mark in connection with the sale of any unauthorized product or service or in any other manner not expressly authorized in writing by the COMPANY. FRANCHISEE agrees to display the Marks prominently and in the manner prescribed by the COMPANY on signs, menus and forms. Further, FRANCHISEE agrees to give such notices of trademark and service mark registrations and copyrights as the COMPANY specifies and to obtain such fictitious or assumed name registrations as may be required under applicable law.

          C.    NOTIFICATION OF INFRINGEMENTS AND CLAIMS

          FRANCHISEE shall notify the COMPANY immediately in writing of any (i) apparent infringement of or challenge to FRANCHISEE's use of any Mark, (ii) claim by any person of any rights in any Mark or (iii) similar trade name, trademark or service mark of which FRANCHISEE becomes aware. FRANCHISEE shall not communicate with any person other than the COMPANY and its counsel in connection with any such infringement, challenge, or claim. The COMPANY and/or Enterprises shall have sole discretion to take such action as it deems appropriate and the right to exclusively control any litigation, U.S. Patent and Trademark Office proceeding, or other administrative proceeding arising out of any such infringement, challenge or claim or otherwise relating to any Mark. FRANCHISEE agrees to execute any and all instruments and documents, render such assistance and do such acts and things as may, in the opinion of the COMPANY's counsel, be necessary or advisable to protect and maintain the interests of the COMPANY and/or Enterprises in any such litigation, U.S. Patent and Trademark Office proceeding, or other administrative proceeding or to otherwise protect and maintain the interests of the COMPANY and/or Enterprises in the Marks.

          D.    INDEMNIFICATION OF FRANCHISEE; DISCONTINUANCE OF USE OF MARKS

          The COMPANY agrees to indemnify FRANCHISEE against, and to reimburse FRANCHISEE for, all damages for which FRANCHISEE is held liable in any proceeding in which FRANCHISEE's use of any Mark pursuant to and in compliance with this Agreement is held to constitute trademark infringement, unfair competition or dilution, and for all costs reasonably incurred by FRANCHISEE in the defense of any such claim brought against FRANCHISEE or in any such proceeding in which FRANCHISEE is named as a party, provided that FRANCHISEE has timely notified the COMPANY of such claim or proceeding, has otherwise complied with this Agreement and has tendered complete control of the defense of such to the COMPANY. If the COMPANY defends such claim, the COMPANY shall have no obligation to indemnify or reimburse FRANCHISEE with respect to any fees or disbursements of any attorney retained by FRANCHISEE.

          If it becomes advisable at any time, in the COMPANY's sole discretion, for the System to modify or discontinue use of any Mark, and/or use one or more additional or substitute trademarks or service marks, FRANCHISEE agrees to comply therewith within a reasonable time after notice thereof by the COMPANY, and the sole liability and obligation of the COMPANY in any such event shall be to reimburse FRANCHISEE for the out-of-pocket costs of complying with this obligation.

          E.    TRADE DRESS

          FRANCHISEE acknowledges and agrees that certain portions of the STORE decor and design constitute unique and protectable images to the consumer which are identified with the COMPANY and which are part of the goodwill associated with the System. FRANCHISEE agrees that all usage of STORE decor and design elements prescribed by the COMPANY for the STORE, and any goodwill established thereby shall inure to the exclusive benefit of the COMPANY. This Agreement does not grant any ownership or other interests in the STORE decor and design elements to FRANCHISEE.

        6.    CONFIDENTIAL INFORMATION

        The COMPANY possesses certain confidential information, including, but not limited to the methods, techniques, formats, specifications, procedures, information, systems and knowledge of and experience in the operation and franchising of "TCBY" stores (the "Confidential Information"). The COMPANY will disclose the Confidential Information to FRANCHISEE in the training program, the Operating Manual, and as a part of continuing guidance furnished to FRANCHISEE during the term of this Agreement.

        FRANCHISEE shall not acquire any interest in the Confidential Information, other than the right to utilize it in the development and operation of the STORE during the term of this Agreement. The use or duplication of the Confidential Information in any other business shall be deemed to constitute an unfair method of competition. The Confidential Information shall be deemed proprietary and a trade secret of the COMPANY. FRANCHISEE: (1) shall not use the Confidential Information in any other business or capacity; (2) shall maintain the absolute confidentiality of the Confidential Information during and after the term of this Agreement; (3) shall not make unauthorized copies of any portion of the Confidential Information disclosed in written form; and (4) shall adopt and implement all reasonable procedures to prevent unauthorized use or disclosure of the Confidential Information; and (5) shall not disclose the Confidential Information to any director, shareholder, partner, or investor in any entity owned or controlled by FRANCHISEE or in which FRANCHISEE has an interest, unless such director, shareholder, partner, or investor covenants to FRANCHISEE and to the COMPANY that he or she will maintain the absolute confidentiality of the Confidential Information during and after the term of this Agreement. Notwithstanding anything to the contrary contained in this Agreement and provided FRANCHISEE shall have obtained the COMPANY's prior written consent, which consent shall not be unreasonably withheld, the restrictions on FRANCHISEE's disclosure and use of the Confidential Information shall not apply to (a) information, processes, or techniques which are or become generally known in the frozen dessert restaurant industry, other than through disclosure (whether deliberate or inadvertent) by FRANCHISEE; or (b) disclosure of Confidential Information in judicial or administrative proceedings to the extent FRANCHISEE is legally compelled to disclose such information, provided FRANCHISEE shall have used its best efforts to obtain, and shall have afforded the COMPANY the opportunity to obtain, an appropriate protective order or other assurance satisfactory to the COMPANY of confidential treatment for the information required to be so disclosed.

        FRANCHISEE acknowledges and agrees that the STORE would be inefficiently operated and perhaps prejudiced were FRANCHISEE to operate, or allow to be operated, any other frozen yogurt or ice cream restaurant or store (herein, a "Competing Concept"), at or within the facility or premises at or within which the STORE is operated. For this reason, FRANCHISEE undertakes not to operate a Competing Concept at the facility or premises at or within which the STORE is operated. Further, FRANCHISEE undertakes not to allow, to the best of FRANCHISEE's ability, a Competing Concept to be operated at the facility or premises at or within which the STORE is operated.

        FRANCHISEE shall fully and promptly disclose to the COMPANY all ideas, concepts, methods and techniques relating to the development and/or operation of a frozen dessert restaurant or store conceived or developed by FRANCHISEE and/or FRANCHISEE's employees during the term of this Agreement. FRANCHISEE agrees that the COMPANY shall have the perpetual right to use and authorize other "TCBY" stores to use such ideas, concepts, methods and techniques and, if incorporated into the System for the development and/or operation of "TCBY" stores, such ideas, concepts, methods and techniques shall become the sole and exclusive property of the COMPANY without any consideration to FRANCHISEE.

7.    RELATIONSHIP OF THE PARTIES; INDEMNIFICATION

        It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that the COMPANY and FRANCHISEE shall be independent contractors and that nothing in this Agreement is intended to make either party a general or special agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose.

        FRANCHISEE shall conspicuously identify FRANCHISEE and the premises of the STORE in all dealings with customers, lessors, contractors, suppliers, public officials, employees, and others as the owner of and a STORE under a franchise agreement from the COMPANY, and shall place such notices of independent ownership on such signs, forms, stationery, advertising and other materials as the COMPANY may require from time to time.

        Neither the COMPANY nor FRANCHISEE shall make any express or implied agreements, guaranties or representations, or incur any debt, in the name of or on behalf of the other or represent that their relationship is other than franchisor and franchisee, and neither the COMPANY nor FRANCHISEE shall be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized hereunder, nor shall the COMPANY be obligated for any damages to any person or property directly or indirectly arising out of the operation of the STORE, whether or not caused by FRANCHISEE's negligent or willful action or failure to act.

        The COMPANY shall have no liability for any sales, use, excise, gross receipts, property or other taxes, whether levied upon FRANCHISEE, the STORE or its assets, or upon the COMPANY, in connection with sales made, services performed or business conducted by FRANCHISEE.

        FRANCHISEE agrees to indemnify and hold the COMPANY and its subsidiaries, affiliates, stockholders, directors, officers, employees, agents and assignees harmless against, and to reimburse them for, any loss, liability, or damages (actual or consequential) and all reasonable costs and expenses of defending any claim brought against any of them or any action in which any of them is named as a party (including, without limitation, reasonable accountants', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses) which any of them may suffer, sustain or incur by reason of, arising from or in connection with FRANCHISEE's ownership or operation of the STORE, unless such loss, liability or damage is solely due to the negligence or willful misconduct of the COMPANY (or any of its affiliates, i.e., any company controlling, controlled by or under common control with the COMPANY) in producing, handling or storing frozen dessert products sold to FRANCHISEE (provided FRANCHISEE shall have established that FRANCHISEE inspected such dessert products in accordance with the procedures set forth in the Operating Manual and could not have reasonably discovered the adulteration or other defect in such dessert products which was the cause of such loss, liability or damage).

        The COMPANY agrees to indemnify and hold FRANCHISEE and its subsidiaries, affiliates, stockholders, directors, officers, employees, agents and assignees harmless against, and to reimburse FRANCHISEE for, any loss, liability or damage (actual or consequential) and all reasonable costs and expenses of defending any claim brought against FRANCHISEE or any action in which FRANCHISEE is named as a party (including, without limitation, reasonable accountants', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses) which FRANCHISEE may suffer, sustain or incur solely by reason of, arising from or in connection with the negligence or willful misconduct of the COMPANY (or any of its affiliates, i.e., any company controlling, controlled by or under common control with the COMPANY) in producing, handling or storing frozen dessert products (provided FRANCHISEE shall have established that FRANCHISEE inspected such dessert products in accordance with the procedures set forth in the Operating Manual and could not have reasonably discovered the adulteration or other defect in such dessert products which was the cause of such loss, liability or damage). FRANCHISEE acknowledges and agrees that any action or inaction by any third party (e.g., an independent carrier) which is not an affiliate of the COMPANY in connection with handling or storing frozen dessert products shall not be attributable to or constitute negligence of the COMPANY.

        The indemnities and assumptions of liabilities and obligations herein shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

8.    FRANCHISE FEES

        A.    INITIAL FRANCHISE FEE

        For all FRANCHISEE STORE locations open and operating on or before March 16, 2004 as set forth on Exhibit A, the COMPANY shall not charge FRANCHISEE any additional franchise fees other than those that may have been paid pursuant to the Prior Franchise Agreement. For any stores that may be opened by FRANCHISEE after March 16, 2004, FRANCHISEE shall pay to the COMPANY a nonrecurring initial franchise fee in the amount of Five Thousand Dollars ($5,000.00), as the initial fee for each of the STORES developed pursuant to this Agreement, payable upon initialing of the amended Exhibit A which identifies the location for the new STORE. The initial franchise fee shall be fully earned by the COMPANY upon payment, and, except as otherwise expressly provided herein, shall be nonrefundable.

        B.    ROYALTY AND SERVICE FEE

        FRANCHISEE agrees to pay to the COMPANY a weekly royalty and service fee of four percent (4%) of the Net Revenues, as defined in Paragraph C of this Section, due within ten (10) days of each week ending on a Sunday which shall be, if so directed by the COMPANY, payable by way of a surcharge on purchases of frozen yogurt mix, ice cream, or other dessert products, which surcharge shall be imputed from a reasonable and assumed systemwide average retail selling price of products to be sold using those products and which equates to four percent (4%) of the Net Revenues therefrom derived; under no circumstance shall the royalty and service fee exceed four percent (4%) of the actual Net Revenues of FRANCHISEE, and FRANCHISEE may at any time request a credit due to overpayment and it will be granted by the COMPANY upon FRANCHISEE's presentation of proof, satisfactory to the COMPANY, that a credit is due. The surcharge may be collected by the designated distributor from whom FRANCHISEE purchases frozen yogurt mix, ice cream, or other dessert products when payment for such is due or as the COMPANY may otherwise reasonably direct. The COMPANY expressly reserves the right to collect the royalty and service fee in other methods as it shall reasonably direct from time to time, including by way of automatic funds transfer (ACH) from an account designated by FRANCHISEE pursuant to a form approved by the COMPANY. All fees and amount due to COMPANY hereunder shall be paid by FRANCHISEE without right of set-off of reduction for any amounts that may be due by COMPANY to FRANCHISEE under any contract, agreement, account or understanding that may exist between the parties.

        C.    DEFINITION OF "NET REVENUES"

        The term "Net Revenues" shall mean the aggregate amount of all sales of food, beverages, goods, articles and any other merchandise, and the aggregate of all charges for any service performed, whether for cash, on credit or otherwise, made and rendered in, about or in connection with the STORE, including off-premises sales and monies derived at or away from the STORE, provided they are in connection with the business conducted at the STORE, but shall not include any Federal, state, municipal or other sales, value added or retailer's excise taxes collected by FRANCHISEE and reported to the appropriate taxing authority.

        D.    INTEREST ON LATE PAYMENTS

        All royalty and service fees, advertising contributions, amounts due for purchases by FRANCHISEE from the COMPANY or its affiliates and other amounts which FRANCHISEE owes to the COMPANY or its affiliates shall bear interest from the due date until paid, at the lesser of: (1) one and one-half percent (1 and 1/2%) per month; (2) an annual interest rate of three percent (3%) in excess of the Prime Rate (as defined below) announced from time to time by Chase Manhattan Bank of New York, N.Y.; or (3) the highest rate allowed by applicable law. For purposes hereof, "Prime Rate" shall mean the per annum interest rate for 90-day unsecured commercial loans to large corporate customers of the highest credit standing.

        FRANCHISEE acknowledges that this Paragraph D shall not constitute the COMPANY's agreement to accept such payments after same are due or a commitment by the COMPANY to extend credit to, or otherwise finance FRANCHISEE's operation of, the STORE. Further, FRANCHISEE acknowledges that FRANCHISEE's failure to pay all amounts when due shall constitute grounds for termination of this Agreement, as provided in Paragraph B of Section 15, notwithstanding the provisions of this Paragraph D.

        E.    APPLICATION OF PAYMENTS

        The COMPANY shall have sole discretion to apply any payments received from FRANCHISEE to any past due indebtedness of FRANCHISEE for royalty and service fees, advertising contributions, purchases from the COMPANY or its affiliates, interest or any other indebtedness of FRANCHISEE to the COMPANY or its affiliates.

9.    STORE IMAGE AND OPERATING STANDARDS

        A.    CONDITION AND APPEARANCE OF STORE

        FRANCHISEE agrees to maintain the condition and appearance of the STORE consistent with the image of a "TCBY" store as an attractive, clean, and efficiently operated store, offering high quality food products and beverages, efficient and courteous service, and pleasant ambiance. FRANCHISEE agrees to accomplish such refurbishing and maintenance of the STORE, as is required from time to time to maintain such condition, appearance, efficient operation, ambiance and overall image, including without limitation, replacement of worn out or obsolete fixtures, equipment, furniture, signs and utensils, repair of the interior and exterior of the STORE, and periodic cleaning and redecorating. If at any time in the COMPANY's reasonable judgment, the general state of repair, appearance or cleanliness of the premises of the STORE (including parking areas) or its fixtures, equipment, furniture, signs or utensils does not meet the COMPANY's standards therefor, the COMPANY shall so notify FRANCHISEE, specifying the action to be taken by FRANCHISEE to correct such deficiency. If FRANCHISEE fails or refuses to initiate within ten (10) days after receipt of such notice, and thereafter in good faith and with due diligence continue (until completion), a bona fide program to undertake and complete any such required maintenance or refurbishing, the COMPANY shall have the right (in addition to its rights under Paragraph B of Section 15 hereof), but shall not be obligated, to enter upon the premises of the STORE and effect such maintenance and refurbishing on behalf of FRANCHISEE, and FRANCHISEE shall pay the entire cost thereof to the COMPANY on demand.

        B.    ALTERATIONS TO THE STORE

        FRANCHISEE shall make no alterations to the premises or appearance of the STORE, nor shall FRANCHISEE make any unapproved replacements of or alterations to the fixtures, equipment, furniture or signs of the STORE without prior written approval by the COMPANY. The COMPANY shall have the right, in its sole discretion and at the sole expense of FRANCHISEE, to remove or modify any replacements or alterations to the STORE not previously approved by the COMPANY.

        C.    UNIFORM IMAGE; CUSTOMER AND LOCATION RESTRICTION

        FRANCHISEE acknowledges and agrees that the STORE will offer for sale such types of frozen yogurt, ice cream, other desserts, and other food and beverage products and other approved products and services as the COMPANY, in its sole discretion, determines from time to time to be appropriate for "TCBY" stores.

        FRANCHISEE acknowledges and agrees that the STORE will not, without prior written approval by the COMPANY, offer any products or services not then authorized by the COMPANY for "TCBY" stores, nor shall the STORE be used for any purpose other than the operation of a "TCBY" store in compliance with this Agreement.

        EXCEPT AS OTHERWISE APPROVED IN ADVANCE AND IN WRITING BY THE COMPANY (WHICH APPROVAL MAY BE GRANTED PURSUANT TO A PROGRAM ANNOUNCED IN THE OPERATING MANUAL), FRANCHISEE WILL NOT SELL ANY "TCBY" PRODUCT PRODUCED BY THE COMPANY OR ANY OF ITS AFFILIATES TO ANY ONE, OTHER THAN RETAIL CUSTOMERS (I.E., FOR PERSONAL CONSUMPTION AND NOT FOR RESALE) OF THE STORE, OR FROM ANY LOCATION OTHER THAN THE STORE, AND OTHER "TCBY" STORES OPERATED UNDER FRANCHISE AGREEMENTS GRANTED BY THE COMPANY TO FRANCHISEE.

        D.    FOOD PRODUCTS, BEVERAGES, SUPPLIES AND MATERIALS

        FRANCHISEE acknowledges and agrees that the frozen yogurt, ice cream, sorbet, and other dessert products produced by the COMPANY (or its affiliates) are distinctive as a result of being specially produced pursuant to secret formulae and processes; that such frozen yogurt, ice cream, sorbet, and other dessert products in the mind of the public, are inextricably interrelated with the Marks; and that the reputation and goodwill of "TCBY" and "TCBY" Treats stores is based upon, and can be maintained only by, the sale of TCBY-brand frozen yogurt, ice cream, sorbet, and other dessert products and the sale of other distinctive, high quality products and services. FRANCHISEE therefore agrees that the STORE will only prepare and offer for sale frozen yogurt, ice cream, sorbet, and other dessert products which are, and products containing frozen yogurt, ice cream, sorbet, and other dessert products which use, "TCBY"-brand frozen yogurt, ice cream, sorbet, and other dessert products. Furthermore, FRANCHISEE agrees that the STORE will: (1) use other ingredients and prepare and offer for sale other food products and beverages; (2) use cups, utensils, menus, forms, packaging materials, labels and other supplies; and (3) use or offer for sale other products and services; that conform to the COMPANY's specifications and quality standards and/or are purchased from manufacturers approved from time to time by the COMPANY (which may include the COMPANY and/or its affiliates). The COMPANY may from time to time modify the list of approved brands and/or manufacturers, and FRANCHISEE shall not, after receipt in writing of such modification, reorder any brand or reorder from any manufacturer which is no longer approved. If FRANCHISEE proposes to prepare or offer for sale in the STORE any food products or beverages or other products or services or use any ingredients or supplies of any brand and/or manufacturer which is not then approved, FRANCHISEE shall first notify the COMPANY in writing and submit sufficient information, specifications and samples concerning such brand and/or supplier for a determination by the COMPANY as to whether such brand complies with the COMPANY's specifications and standards and/or such manufacturers meets the COMPANY's criteria. The COMPANY shall have the right to charge FRANCHISEE a reasonable fee to cover the COMPANY's costs incurred in making such determination. The COMPANY shall, within a reasonable time, notify FRANCHISEE whether or not such proposed brand and/or manufacturer is approved. The COMPANY may from time to time prescribe procedures for the submission of requests for approved brands or manufacturers and obligations which approved manufacturers must assume (which may be incorporated in a written agreement to be executed by approved manufacturers). The COMPANY may impose limits on the number of manufacturers and/or brands for any ingredient or food or beverage item used or served by the STORE and System.

        FRANCHISEE shall examine in accordance with the procedures set forth in the Operating Manual all frozen yogurt, ice cream, sorbet, and other dessert products and other authorized food products containing such, shipped to FRANCHISEE and shall have final responsibility in accepting or rejecting any such products which do not conform to applicable laws. FRANCHISEE agrees that all food products and beverages sold or served at or from the STORE shall comply with all applicable laws and shall be wholesome and fit for human consumption.

        FRANCHISEE shall at all times maintain at the STORE in sufficient supply (as the COMPANY may prescribe in the Operating Manual or otherwise in writing) an inventory of approved food products, beverages, ingredients and other products.

        The COMPANY may, from time to time, conduct market research and testing to determine consumer trends and the salability of new food products and services. FRANCHISEE agrees to cooperate by participating in the COMPANY's market research programs, test marketing new food products and services in the STORE and providing the COMPANY with timely reports and other relevant information regarding such market research. In connection with any such test marketing, FRANCHISEE shall purchase a reasonable quantity of the tested products and effectively promote and make a reasonable effort to sell such products.

        E.    STANDARDS OF SERVICE; REPUTATION

        FRANCHISEE shall at all times give prompt, courteous, and efficient service to its customers. The STORE shall, in all dealings with its customers, suppliers, and the public, adhere to the highest standards of honesty, integrity, fair dealing, and ethical conduct. FRANCHISEE acknowledges the importance to the System, and to the Marks, of FRANCHISEE's maintaining a reputation of good moral character, and for that reason FRANCHISEE agrees not to engage in conduct which is offensive to decency, morality, or social proprieties and which, in the reasonable determination of the COMPANY, is likely to have an adverse effect upon the System. FRANCHISEE further agrees not to become involved in any situation which degrades FRANCHISEE in society or subjects either FRANCHISEE, the COMPANY, or the System to public disrepute, contempt, or scandal in a manner which, in the reasonable determination of the COMPANY, is likely to have an adverse effect upon the System.

        F.     SPECIFICATIONS, STANDARDS, AND PROCEDURES

        FRANCHISEE acknowledges and agrees that each and every detail of the appearance and operation of the STORE is important to the COMPANY and the System. FRANCHISEE agrees to maintain the highest standards of quality and service in the STORE and, accordingly, agrees to comply with all mandatory specifications, standards and operating procedures (whether contained in the Operating Manual or any other written or oral communication to FRANCHISEE) relating to the appearance or operation of a "TCBY" store, including, without limitation:

  (1)
  type and quality of food products, beverages, ingredients and other approved products and weight and dimensions of food products and beverages;

  (2)
  quality, taste, portion control, uniformity, manner of preparation and sale of all food products and beverages served by the STORE and of all ingredients and other products used in the preparation, packaging and sale thereof;

  (3)
  methods and procedures relating to receiving, preparing, and delivering customer orders;

  (4)
  hours and days during which the STORE will be open for business, which shall be consistent with the hours of operation of the regional or national chain outlet in which the STORE is located;

  (5)
  the maintenance, cleanliness, sanitation, function and appearance of the STORE premises and its fixtures, equipment, furniture, decor and signs;

  (6)
  dress, general appearance and demeanor of STORE employees, which shall be consistent with the standards of the regional or national chain with which the premises in which the STORE is located are affiliated;

  (7)
  use of the Marks;

  (8)
  use and illumination of exterior and interior signs (if FRANCHISEE elects to use any), posters, displays, standard formats, menus and similar items;

  (9)
  identification of FRANCHISEE as the owner of the STORE; and

  (10)
  advertising and promotion of the STORE.

        Mandatory specifications, standards, and operating procedures prescribed from time to time by the COMPANY in the Operating Manual for "TCBY" stores or otherwise communicated to FRANCHISEE in writing shall constitute provisions of this Agreement as if fully set forth herein. All references herein to this Agreement shall include all such mandatory specifications, standards, and operating procedures. To the extent such do not affect the actual STORE, the specifications, standards, and operating procedures shall not apply to FRANCHISEE if such are in conflict with those of the regional or national chain in which the STORE is located.

        G.    COMPLIANCE WITH LAWS AND GOOD BUSINESS PRACTICES

        FRANCHISEE shall secure and maintain in force all required licenses, permits and certificates relating to the operation of the STORE and shall operate the STORE in full compliance with all applicable laws, ordinances, and regulations. While the COMPANY may as a courtesy advise FRANCHISEE of any applicable laws, ordinances, and regulations, the COMPANY undertakes no duty to do so and FRANCHISEE hereby acknowledges it is FRANCHISEE's sole duty to inquire regarding and conform to all laws, ordinances, and regulations affecting the STORE, its operations, and FRANCHISEE.

        FRANCHISEE shall notify the COMPANY in writing within five (5) days of FRANCHISEE's notice of the commencement of any action, suit, proceeding or investigation, and of the issuance of any order, writ, injunction, award or decree, by any court, agency or other governmental instrumentality which may adversely affect the operation or financial condition of FRANCHISEE or the STORE.

        All advertising and promotions by FRANCHISEE shall conform to the highest standards of ethical advertising. FRANCHISEE agrees to refrain from any business or advertising practice which may be injurious to the business of the COMPANY and the goodwill associated with the Marks and the System.

        H.    MANAGEMENT OF THE STORE; CONFLICTING INTERESTS

        The STORE shall at all times be under the direct, day-to-day, full-time supervision of FRANCHISEE or a manager who shall have been approved by the COMPANY and who shall have satisfactorily completed the COMPANY's training program (see Section 4l). In the event a manager shall supervise the STORE, FRANCHISEE shall remain active in overseeing the operations of the STORE conducted under the supervision of such manager. FRANCHISEE shall at all times faithfully, honestly and diligently perform all obligations hereunder and continuously exert best efforts to promote and enhance the business of the STORE.

        I.     INSURANCE

        FRANCHISEE shall at all times during the term of this Agreement maintain in force, at FRANCHISEE's sole expense, comprehensive public liability insurance and product liability insurance (and motor vehicle liability insurance, if a motor vehicle is employed in the operation of the STORE) against claims for bodily and personal injury, death and property damage caused by or occurring in conjunction with the conduct of business by FRANCHISEE pursuant to this Agreement. Such insurance coverage shall be maintained under one or more policies of insurance containing minimum liability protection of One Million Dollars ($1,000,000) per occurrence for bodily and personal injury and death. All such insurance policies shall be issued by an insurance carrier or insurance carriers acceptable to the COMPANY. All such liability insurance policies shall name the COMPANY as an additional insured, shall contain a waiver of the insurance company's right of subrogation against the COMPANY and shall provide that the COMPANY will receive fifteen (15) days prior written notice of termination, expiration, material modification, or cancellation of any such policy. The COMPANY may reasonably increase the minimum liability protection requirement annually and require at any time on reasonable prior notice to FRANCHISEE different or additional kinds of insurance to reflect inflation, changes in standards of liability or higher damage awards in litigation, or other relevant changes in circumstances. FRANCHISEE shall submit to the COMPANY annually a copy of the certificate of or other evidence of the renewal or extension of each such insurance policy.

        FRANCHISEE's obligation to obtain and maintain the insurance described herein shall not be limited in any way by reason of any insurance maintained by the COMPANY, nor shall FRANCHISEE's performance of such obligations relieve FRANCHISEE of any obligations under Section 7 of this Agreement. Nothing contained in this Section of this Agreement shall in any manner act to relieve FRANCHISEE of the duty to maintain Worker's Compensation insurance, as well as such other insurance, as may be required by statute, rule, or regulation of the state in which the STORE is located.

        J.     VENDING MACHINES

        No vending machines, newspaper racks, jukeboxes, gum or candy machines, games, pinball machines, video games, rides or other mechanical or electronic entertainment or vending devices shall be installed or operated at the STORE.

        K.    RESTRICTIONS ON HIRING CERTAIN EMPLOYEES

        During the term of this Agreement and for two (2) years thereafter, FRANCHISEE shall not, either directly or indirectly, for FRANCHISEE or through, on behalf of, or in conjunction with any person, persons, partnership, corporation, or other legal entity, employ or seek to employ any person who is employed by the COMPANY or by any other franchisee of the COMPANY unless (a) at least ninety (90) days have elapsed since the employee in question was last employed by either the COMPANY or any other franchisee, or (b) FRANCHISEE has obtained, prior to employing the employee in question, written permission of the COMPANY and, if applicable, the franchisee who last employed said person; further, FRANCHISEE shall not otherwise, directly or indirectly, induce any person to leave his or her employment with the COMPANY or any other franchisee of the COMPANY.

10.    ADVERTISING

        A.    BY THE COMPANY

        Recognizing the value of uniform advertising to the goodwill and public image of "TCBY" stores, the COMPANY may institute, maintain, and administer an advertising fund (the "Fund") for such advertising or public relations programs as the COMPANY, in its sole discretion, may deem necessary or appropriate to advertise or promote "TCBY" stores. The COMPANY shall direct all such programs, with sole discretion over the creative concepts, materials, endorsements, and media used therein, and the placement and allocation thereof. The COMPANY shall have the right to determine, in its sole discretion, the composition of all geographic territories and market areas for the development and implementation of such programs.

        FRANCHISEE shall contribute to the Fund an amount determined by the COMPANY which shall not exceed three percent (3%) of Net Revenues. If the COMPANY so elects, said amount shall be payable by way of a surcharge on purchases of frozen yogurt mix, ice cream, and sorbet (and other proprietary items, if any) in the same manner and upon the same basis as royalty and service fees are payable. "TCBY" stores owned by the COMPANY or its affiliates and located in the United States of America shall contribute to the Fund on the same basis.

        FRANCHISEE agrees that the Fund may be used to meet any and all costs of maintaining, administering, directing and preparing national, regional or local advertising materials, programs, and public relations activities, including, without limitation, the costs of preparing and conducting television, radio, magazine, bill board, newspaper, and other media programs and activities, the costs of employing advertising agencies to assist therewith, the cost of providing promotional brochures and advertising materials to "TCBY" stores and to regional and local advertising cooperatives of "TCBY" stores, and the cost of organizing and providing facilities for national and regional franchisee marketing conferences.

        It is anticipated that all contributions to and earnings of the Fund shall be expended for advertising and/or promotional purposes during the taxable year within which the contributions and earnings are received. If, however, excess amounts remain in the Fund at the end of such taxable year, all expenditures in the following taxable year(s) shall be made first out of accumulated earnings from previous years, next out of earnings in the current year, and finally from contributions. The COMPANY may spend in any fiscal year an amount greater or less than the aggregate contributions of "TCBY" stores to the Fund in that year and the COMPANY may make loans to the Fund bearing reasonable interest to cover any deficits of the Fund and cause the Fund to invest any surplus for future use by the Fund.

        The Fund shall be accounted for separately from the other monies of the COMPANY and shall not be used to defray any of the COMPANY's general operating expenses, except for such reasonable salaries, administrative costs and overhead as the COMPANY may incur in activities reasonably related to the administration or direction of the Fund and its programs (including, without limitation, conducting market research, preparing advertising materials and collecting and accounting for contributions to the Fund). The Fund and its earnings shall not otherwise inure to the benefit of the COMPANY. The COMPANY shall maintain separate bookkeeping accounts for the Fund, and a report of the operations of the Fund shall be prepared annually by the COMPANY and shall be made available to FRANCHISEE upon written request.

        FRANCHISEE understands and acknowledges that the Fund is intended to maximize general recognition and patronage of the Marks and "TCBY" stores for the benefit of all "TCBY" stores and that the COMPANY undertakes no obligation in developing, implementing, or administering advertising or public relations programs to ensure that expenditures which are proportionate or equivalent to FRANCHISEE's contributions are made for the market area of the STORE or that any "TCBY" store benefits directly or pro rata from the placement of advertising.

        Except as expressly provided in this Paragraph A of Section 10, the COMPANY assumes no direct or indirect liability or obligation to FRANCHISEE or to the Fund with respect to the maintenance, direction, or administration of the Fund, including without limitation, any failure by any franchisees of the COMPANY to make any contributions to the Fund.

        B.    BY FRANCHISEE

        Through the Fund, the COMPANY may furnish FRANCHISEE approved local marketing plans and materials on the same terms and conditions as such plans and materials are furnished to other franchisees of "TCBY" stores.

        In addition to making the Fund contributions required under Paragraph A of this Section 10, FRANCHISEE shall be required to expend on local advertising three percent (3%) of Net Revenues in any calendar year. Prior to their use by FRANCHISEE, samples of all local advertising and promotional materials not prepared or previously approved by the COMPANY shall be submitted to the COMPANY for approval, which shall not be unreasonably withheld. If written disapproval is not received by FRANCHISEE within fifteen (15) days from the date of receipt by the COMPANY of such materials, the COMPANY shall be deemed to have given the required approval. FRANCHISEE shall not use any advertising or promotional materials that are not contained in the Operating Manual, that have been disapproved by the COMPANY, or that have not been approved for use within the preceding twelve-month period.

11.    RECORDS AND REPORTS

        During the term of this Agreement, FRANCHISEE agrees to give the COMPANY access to, at FRANCHISEE's principal office, sales tax returns and such portions of FRANCHISEE's state and federal income tax returns as reflect the operation of the STORES. FRANCHISEE shall furnish to the COMPANY upon the COMPANY's request, statements relating to Net Revenues, as well as monthly and annual profit and loss statements, as reflect the operation of the STORES all for the immediately preceding thirty-six (36) months (to the extent any STORE has been in operation for that length of time, and if not then for the length of time each STORE has been in operation). FRANCHISEE shall afford the COMPANY (and its agents) full and free access to this data during regular business hours. The COMPANY (and its agents) shall have the right to make extracts from, and copies of, all such documents and information.    From time to time the COMPANY, in its sole discretion, may disclose data as represented in such records and reports for purposes of fulfilling the COMPANY's legal obligations or in furtherance of its management and support of and to the System.

12.    INSPECTIONS AND AUDITS

        A.    THE COMPANY'S RIGHT TO INSPECT THE STORE

        The COMPANY shall have the right at any time during business hours, and without prior notice to FRANCHISEE, to inspect the STORE. FRANCHISEE shall fully cooperate with representatives of the COMPANY making any such inspection and shall permit representatives of the COMPANY to take photographs, movies or videotapes of the STORE and to interview employees and customers of the STORE. The COMPANY shall have the exclusive right to use any photograph, movie, video tape, or other material prepared in connection with an inspection of the STORE, and shall have no obligation to obtain FRANCHISEE's permission, or to compensate FRANCHISEE in any manner, in connection with the use of such materials for advertising, training, or other purposes.

        B.    THE COMPANY'S RIGHT TO EXAMINE BOOKS AND RECORDS

        The COMPANY shall have the right at any time during business hours, and without prior notice to FRANCHISEE, to examine or audit, or cause to be examined or audited, the business records, cash control devices, bookkeeping and accounting records, bank statements, sales and income tax records and returns and other books and records of the STORE and, if applicable upon assignment, the books and records of any corporation or partnership which holds any interest in the rights granted by this Agreement. FRANCHISEE shall fully cooperate with representatives of the COMPANY and independent accountants hired by the COMPANY to conduct any such examination or audit.

        In the event any such examination or audit shall disclose an understatement of Net Revenues, FRANCHISEE shall pay to the COMPANY, within fifteen (15) days after receipt of the examination or audit report, the royalty and service fees and any advertising contributions due on the amount of such understatement, plus interest (at the rate and on the terms provided in Paragraph D of Section 8 hereof) from the date originally due until the date of payment. Further, in the event such examination or audit is made necessary by the failure of FRANCHISEE to furnish reports, supporting records, financial statements, or other documents or information, as herein required, or failure to furnish such reports, records, financial statements, documents, or information on a timely basis, or if an understatement of Net Revenues for any month is determined by any such examination or audit to be greater than five percent (5%) for the period of time covered by such audit, FRANCHISEE shall reimburse the COMPANY for the cost of such audit or examination, including, without limitation, the charges of any independent accountants and the travel expenses, room and board, and compensation of employees of the COMPANY. The foregoing remedies shall be in addition to all other remedies and rights of the COMPANY hereunder or under applicable law.

13.    ASSIGNMENT

        A.    BY THE COMPANY

        This Agreement and the rights, privileges, duties, and obligations hereunder arising are fully assignable by the COMPANY and shall inure to the benefit of any assignee or other legal successor to the interest of the COMPANY herein.

        B.    FRANCHISEE MAY NOT ASSIGN WITHOUT APPROVAL OF THE COMPANY

        FRANCHISEE understands and acknowledges that the rights and duties created by this Agreement are personal to FRANCHISEE and that the COMPANY has entered into this Agreement in reliance upon the individual or collective character, skill, aptitude, attitude, business ability and financial capacity of FRANCHISEE. Therefore, neither the franchise rights granted by this Agreement, this Agreement (or any interest herein), nor the assets of any STORE, may be voluntarily, involuntarily, directly, or indirectly, assigned, sold, given, encumbered, pledged, subdivided, subfranchised, or otherwise transferred by FRANCHISEE (including, without limitation, by transfer or creation of an interest as a general partner of a partnership, by transfer of an interest in this Agreement in a divorce proceeding, or in the event of the death of FRANCHISEE, by will, declaration of or transfer in trust, or the laws of intestate succession) without the prior written approval of the COMPANY. Any such assignment or transfer without such approval shall constitute a breach hereof and conveys no rights to or interests in the franchise rights granted by this Agreement, this Agreement (or any interest herein), or the assets of the STORE.

        C.    CONDITIONS FOR APPROVAL OF ASSIGNMENT

        If FRANCHISEE is in full compliance with this Agreement, the COMPANY shall not unreasonably withhold its approval of an assignment of this Agreement as it relates to all of the STORES or any one or more of the STORES operated hereunder, provided that the proposed assignee is, in the opinion of the COMPANY, of good moral character and has sufficient business experience, aptitude, and financial resources to purchase under the terms and conditions proposed, own, and operate the STORE and otherwise meets the COMPANY's then applicable standards for franchisees, and further provided that the COMPANY may require that any one or more of the following conditions be met prior to, or concurrently with, the effective date of the assignment:

  (1)
  all obligations of FRANCHISEE incurred in connection with this Agreement have been assumed by the assignee;

  (2)
  FRANCHISEE shall have paid such royalty and service fees, advertising contributions, amounts owed for purchases by FRANCHISEE from the COMPANY or its affiliates, and any other amounts owed to the COMPANY or its affiliates which are then due and unpaid;

  (3)
  the assignee agrees to complete the training program required of new franchisees similar to FRANCHISEE in type and character;

  (4)
  if required, the lessor of the premises of the STORE has consented to FRANCHISEE's assignment or sublease of said premises to the proposed assignee;

  (5)
  the assignee shall, at the COMPANY's option, have executed and agreed to be bound by: (i) an assignment and assumption agreement satisfactory to the COMPANY, whereby the assignee assumes the obligations of FRANCHISEE under this Agreement; or (ii) the form of franchise agreement and such ancillary agreements as are then customarily used by the COMPANY in the grant of franchises for "TCBY" stores of the type and character of the assigned STORE, which shall provide for the same royalty and service fees and advertising contributions required hereunder and a term equal to the remaining term of this Agreement;

  (6)
  FRANCHISEE shall have paid to the COMPANY the COMPANY's then current standard assignment fee to defray expenses incurred by the COMPANY in connection with the assignment, including, without limitation, training of the assignee, legal and accounting fees, credit and other investigation charges, and evaluation of the assignee and the terms of the assignment;

  (7)
  except to the extent limited or prohibited by applicable law, FRANCHISEE shall have executed a general and mutual release, in form and substance satisfactory to the COMPANY, of any and all claims against the COMPANY and its affiliates, officers, directors, employees, and agents held or claimed by FRANCHISEE and of any and all claims against FRANCHISEE held or claimed by the COMPANY;

  (8)
  the COMPANY shall have approved the material terms and conditions of such assignment;

  (9)
  FRANCHISEE shall have executed a non-competition covenant in favor of the COMPANY and the assignee, agreeing that for a period of not less than two (2) years, commencing on the effective date of the assignment, FRANCHISEE will not have any direct or indirect interest as an owner, investor, partner, director, officer, employee, consultant, representative, or agent, or in any other capacity, in any frozen yogurt or ice cream restaurant or store located or operating within the premises at or in which the STORE was operating before the assignment of this Agreement; and

  (10)
  FRANCHISEE, the COMPANY, and such assignee shall have entered into an agreement wherein any obligations of such assignee to FRANCHISEE, including the obligation to make installment payments of the purchase price, shall be subordinate to such assignee's obligations to the COMPANY, which obligations include, without limitation, the payment of royalty and service fees, advertising contributions, and any payments on account to affiliates of the COMPANY.

The COMPANY's consent to an assignment of any interest subject to the restrictions of Paragraph B or C of this Section 13 shall not constitute a waiver of any claims it may have against the assignor unless specifically waived in writing by the COMPANY, nor shall it be deemed a waiver of the COMPANY's right to demand exact compliance with any of the terms or conditions of this Agreement by the assignee.

        D.    DEATH OR DISABILITY OF FRANCHISEE

        Upon the death or permanent disability of FRANCHISEE, the executor, administrator, conservator or other personal representative of such person shall appoint a competent STORE manager within a reasonable time, not to exceed thirty (30) days from the date of death or permanent disability. The appointment of such manager shall be subject to the COMPANY's prior written approval, and such manager shall, if requested by the COMPANY, attend and satisfactorily complete the COMPANY's training program.

        Upon the death or permanent disability of FRANCHISEE, and in addition to the foregoing obligation to appoint a manager, the executor, administrator, conservator, or other personal representative of such person shall transfer FRANCHISEE's interest within a reasonable time, not to exceed twelve (12) months from the date of death or permanent disability, to a person approved by the COMPANY. Such transfers, including, without limitation, transfers by devise or inheritance, shall be subject to all the terms and conditions for assignments and transfers contained in Paragraphs B and C of this Section 13. Failure to so dispose of such interest within said period of time shall constitute grounds for termination.

14.    RENEWAL OF FRANCHISE

        A.    FRANCHISEE'S RIGHT TO RENEW

        If, upon expiration of the initial term of this Agreement:

  (1)
  FRANCHISEE has during the term of this Agreement substantially complied with all its provisions; and

  (2)
  (a) FRANCHISEE maintains possession of and agrees to remodel or refurbish and decorate the premises of the STORE, replace fixtures, equipment, signs, and otherwise modify the STORE, in compliance with specifications and standards then applicable under new franchises for "TCBY" stores; or

    (b)    FRANCHISEE is unable to maintain possession of such premises, or in the judgment of the COMPANY the STORE should be relocated, and FRANCHISEE secures substitute premises approved by the COMPANY and agrees to develop such substitute premises in compliance with specifications and standards then applicable under new franchises for "TCBY" stores;

then FRANCHISEE shall have the right to renew the franchise rights granted by this Agreement for an additional term equal to the then customary initial term granted under the COMPANY's then current form of standard franchise agreement for locations operated in conjunction with other concepts. Such renewal shall be without payment of an initial or renewal franchise fee.

        B.    NOTICE OF RENEWAL AND NONRENEWAL

        FRANCHISEE shall give the COMPANY written notice of FRANCHISEE's desire to exercise FRANCHISEE's option to renew no later than six (6) months, or earlier than twelve (12) months, prior to the expiration of this Agreement. If the COMPANY determines that FRANCHISEE does not have the right to renew, the COMPANY agrees to give FRANCHISEE written notice of its determination at least one hundred twenty (120) days prior to the expiration of this Agreement. A notice of nonrenewal by the COMPANY shall state the reasons for the COMPANY's refusal to renew.

        C.    RENEWAL AGREEMENTS; RELEASES

        To renew the franchise rights granted under this Agreement, the COMPANY and FRANCHISEE shall execute the form of franchise agreement and such ancillary agreements as are then customarily used by the COMPANY in the grant of franchises for the ownership and operation of "TCBY" stores similar to that contemplated in the Agreement (with appropriate modifications to reflect the fact that the agreement relates to the grant of a renewal franchise) and the COMPANY and FRANCHISEE shall execute mutual general releases, in form and substance satisfactory to the COMPANY, of any and all claims against the COMPANY and its affiliates, officers, directors, employees and agents held by FRANCHISEE and of any and all claims against FRANCHISEE held by the COMPANY. Failure by FRANCHISEE to sign such agreement(s) and releases within thirty (30) days after delivery thereof to FRANCHISEE shall be deemed an election by FRANCHISEE not to renew this Agreement and the franchise rights granted under this Agreement.

15.    TERMINATION OF THE FRANCHISE

        A.    BY FRANCHISEE

        If FRANCHISEE is in substantial compliance with this Agreement and the COMPANY substantially breaches a material provision of this Agreement and fails to cure such breach within thirty (30) days after written notice thereof is delivered to the COMPANY, FRANCHISEE may terminate this Agreement. Such termination shall be effective ten (10) days after delivery to the COMPANY of notice that such breach has not been cured and FRANCHISEE elects to terminate this Agreement.

        If FRANCHISEE is in substantial compliance with this Agreement, FRANCHISEE may terminate this Agreement as to a specific STORE (the "Terminated Store"), provided that each of the following conditions are met:

  (1)
  FRANCHISEE provides to the COMPANY a written demand (the "Demand") from the third-party landlord of the premises where the Terminated Store is located to remove the TCBY system and products from the Terminated Store and cease to operate the Terminated Store as a frozen yogurt or ice cream restaurant or store;

  (2)
  the Demand is delivered to the COMPANY, in accordance with Section 18 of this Agreement, no less than ninety (90) days prior to the date that the FRANCHISEE is required by the Demand to close the Terminated Store; and

  (3)
  FRANCHISEE complies with all of the provisions of Section 16 hereof as they apply to the Terminated Store.

Any termination of this Agreement by FRANCHISEE that does not comply with this provision shall be deemed a termination by FRANCHISEE without cause.

        B.    BY THE COMPANY

        The COMPANY shall have the right to terminate this Agreement by delivering a notice to FRANCHISEE stating that the COMPANY elects to terminate this Agreement as a result of any of the breaches set forth below. Such termination shall be effective upon delivery of such notice of termination or, if applicable, upon failure to cure (to the COMPANY's satisfaction) any such breach by the expiration of any period of time within which such breach may be cured in accordance with the provision set forth below. The parties hereto agree that it shall be a material breach of this Agreement if FRANCHISEE:

  (1)
  fails to develop the STORE or open the STORE for business as provided in Paragraph A or C of Section 3 of this Agreement or fails to satisfactorily implement the training program as provided in Paragraph A of Section 4 of this Agreement;

  (2)
  abandons, surrenders, transfers control of, loses the right to occupy the premises of the STORE, or fails to actively operate the STORE, or loses the right to operate at the premises of the regional or national chain outlet identified in Section 2 of this Agreement;

  (3)
  has made a material misrepresentation or omission in the application for the rights granted by this Agreement or is convicted of or pleads no contest to a felony or is convicted of or pleads no contest to any crime or offense that may adversely affect the reputation of the STORE or the goodwill associated with the Marks or breaches Paragraph E of Section 9 of this Agreement;

  (4)
  fails to attend any supplemental or refresher training programs required pursuant to Paragraph A of Section 4 hereof;

  (5)
  makes any unauthorized use of the Marks or unauthorized use or disclosure of the Confidential Information or Operating Manual;

  (6)
  fails to pay royalty and service fees, advertising contributions, amounts due for purchases from the COMPANY or its affiliates, or other payments due to the COMPANY or its affiliates;

  (7)
  fails to comply with any other provision of this Agreement or any mandatory specification, standard, or operating procedure prescribed by the COMPANY, or to timely pay amounts due to persons other than the COMPANY or its affiliates;

  (8)
  fails on three (3) or more separate occasions within any twelve (12) consecutive month period to submit when requested financial statements, reports, or other data, information, or supporting records, to pay when due the royalty and service fees, advertising contributions, amounts due for purchases from the COMPANY or its affiliates, or other payments due to the COMPANY or other persons, or otherwise fails to comply with this Agreement, whether or not such failures to comply are corrected after notice thereof is delivered to FRANCHISEE; or

  (9)
  violates any covenant, term, or condition of any note or agreement (including any franchise or development agreement) between the COMPANY (or an affiliate) and FRANCHISEE, the effect of which is to allow the COMPANY (or an affiliate) to accelerate the maturity of or to terminate such note or agreement before its stated maturity or termination date.

        FRANCHISEE shall have the right to cure a breach under subparagraph (6) within ten (10) days after delivery of the COMPANY's notice of termination and shall have the right to cure a breach under subparagraph (7) within thirty (30) days after delivery of the COMPANY's notice of termination.

16.
RIGHTS OF THE COMPANY AND OBLIGATIONS OF FRANCHISEE UPON TERMINATION OR EXPIRATION OF THE AGREEMENT

        A.    PAYMENT OF AMOUNTS OWED TO THE COMPANY

        FRANCHISEE agrees to pay to the COMPANY within fifteen (15) days after the effective date of termination or expiration (without renewal) of this Agreement such royalty and service fees, advertising contributions, amounts owed for products purchased by FRANCHISEE from the COMPANY or its affiliates, interest due the COMPANY on any of the foregoing and all other amounts owed to the COMPANY and its affiliates which are then unpaid. FRANCHISEE shall contemporaneously with such payment furnish a complete accounting of all such amounts owed to the COMPANY and its affiliates by FRANCHISEE.

        B.    DISCONTINUANCE OF USE OF MARKS AND DISTINCTIVE DESIGNS

        FRANCHISEE agrees that after the termination or expiration (without renewal) of this Agreement, FRANCHISEE will not directly or indirectly at any time or in any manner identify the STORE or any other store or restaurant (other than another "TCBY" store operated by FRANCHISEE in accordance with a currently effective franchise agreement with the COMPANY) as a current or former "TCBY" store, or be identified as a franchisee (or former franchisee) or as otherwise associated with the COMPANY, or use any of the Marks, any colorable imitation thereof, or other indicia of a "TCBY" store in any manner or for any purpose, or utilize for any purpose any trade name, trademark, service mark, or other commercial symbol that suggests or indicates a connection or association with the COMPANY. FRANCHISEE shall promptly remove from FRANCHISEE's place of business, and discontinue using for any purpose, any and all signs, fixtures, furniture, posters, furnishings, equipment, menus, advertising materials, stationery supplies, forms, and other articles which display any of the Marks or any distinctive features or designs associated with "TCBY" stores.

        Furthermore, FRANCHISEE shall, at FRANCHISEE's expense, immediately make such modifications or alterations as may be necessary to distinguish the former STORE so clearly from its former appearance and from other "TCBY" stores as to prevent any possibility of confusion therewith by the public (including, without limitation, removal of all distinctive physical and structural features identifying "TCBY" stores and removal of all distinctive signs and emblems). FRANCHISEE shall, at FRANCHISEE's expense, make such specific additional changes as the COMPANY may reasonably request for this purpose. If FRANCHISEE fails to initiate immediately or complete such alterations within such period of time as the COMPANY deems appropriate, FRANCHISEE agrees that the COMPANY or its designated agents may enter the premises of the former STORE and adjacent areas at any time to make such alterations, at FRANCHISEE's sole risk and expense, without responsibility for any actual or consequential damages to the property of FRANCHISEE or others, and without liability for trespass or other tort or criminal act. FRANCHISEE expressly acknowledges that its failure to make such alterations will cause irreparable injury to the COMPANY and consents to entry, at FRANCHISEE's expense, of an ex parte order by any court of competent jurisdiction authorizing the COMPANY or its agents to take such action, if the COMPANY seeks such an order.

        FRANCHISEE further agrees that upon termination or expiration (without renewal) of this Agreement, FRANCHISEE will promptly:

  (1)
  take such action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to FRANCHISEE's use of any of the Marks;

  (2)
  notify the telephone company and all listing agencies of the termination or expiration of FRANCHISEE's right to use any telephone number and any regular, classified, or other telephone directory listings associated with the Marks and to authorize transfer of same to or at the direction of the COMPANY. FRANCHISEE acknowledges that as between the COMPANY and FRANCHISEE, the COMPANY has the sole right to and interest in all telephone numbers and directory listings associated with the Marks, and FRANCHISEE authorizes the COMPANY, and hereby appoints the COMPANY and any officer of the COMPANY as FRANCHISEE's attorney in fact, to direct the telephone company and all listing agencies to transfer same to the COMPANY or at its direction, should FRANCHISEE fail or refuse to do so, and FRANCHISEE agrees that the telephone company and all listing agencies may accept such direction or this Agreement as conclusive of the exclusive right of the COMPANY in such telephone numbers and directory listings and its authority to direct their transfer; and

  (3)
  furnish to the COMPANY within thirty (30) days after the effective date of termination or expiration evidence satisfactory to the COMPANY of FRANCHISEE's compliance with the foregoing obligations.

        C.    RETURN OF OPERATING MANUAL

        FRANCHISEE agrees that upon termination or expiration (without renewal) of this Agreement, FRANCHISEE will immediately cease to use in any business or otherwise the Confidential Information of the COMPANY disclosed to FRANCHISEE pursuant to this Agreement and return to the COMPANY the Operating Manual and any copies thereof for "TCBY" stores which have been loaned to FRANCHISEE by the COMPANY.

        D.    COVENANT NOT TO COMPETE

        For a period of one (1) year, commencing on the effective date of termination (whether by expiration, default, or any other reason) of this Agreement, FRANCHISEE will not have any interest as an owner, partner, director, officer, employee, consultant, representative, or agent, or in any other capacity, in any frozen yogurt or ice cream restaurant or store located or operating at or in the premises at or in which the STORE is operated.

        E.    CONTINUING OBLIGATIONS

        All obligations of the COMPANY and FRANCHISEE which expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied or by their nature expire.

17.    ENFORCEMENT

        A.    SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS

        Except as expressly provided to the contrary herein, each section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such portion of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which the COMPANY is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the parties hereto, although any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if FRANCHISEE is a party thereto, and otherwise upon FRANCHISEE's receipt of a notice of non-enforcement thereof from the COMPANY.

        If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if under any applicable and binding law or rule of any jurisdiction any provision of this Agreement or any specification, standard, or operating procedure prescribed by the COMPANY is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof, and the COMPANY shall have the right, in its sole discretion, to modify such invalid or unenforceable provision, specification, standard, or operating procedure to the extent required to be valid and enforceable. FRANCHISEE agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, or any specification, standard or operating procedure prescribed by the COMPANY, any portion or portions which a court may hold to be unenforceable in a final decision to which the COMPANY is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order. Such modifications to this Agreement shall be effective only in such jurisdiction, unless the COMPANY elects to give them greater applicability, and this Agreement shall be enforced as originally made and entered into in all other jurisdictions.

        B.    WAIVER OF OBLIGATIONS

        The COMPANY may by written instrument unilaterally waive or reduce any obligation of or restriction upon FRANCHISEE under this Agreement, and FRANCHISEE may by written instrument unilaterally waive or reduce any obligation of or restriction upon the COMPANY under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Whenever this Agreement requires the COMPANY's prior approval or consent, FRANCHISEE shall make a timely written request therefor, and such approval shall be obtained in writing.

        The COMPANY makes no warranties or guaranties upon which FRANCHISEE may rely, and assumes no liability or obligation to FRANCHISEE, by granting any waiver, approval or consent to FRANCHISEE, or by reason of any neglect, delay, or denial of any request therefor. Any waiver granted by the COMPANY shall be without prejudice to any other rights the COMPANY may have, will be subject to continuing review by the COMPANY, and may be revoked, in the COMPANY's sole discretion, at any time and for any reason, effective upon delivery to FRANCHISEE of ten (10) days' prior written notice.

        The COMPANY and FRANCHISEE shall not be deemed to have waived or impaired any right, power, or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein, or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term), by virtue of any custom or practice of the parties at variance with the terms hereof, any failure, refusal, or neglect of the COMPANY or FRANCHISEE to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder, including, without limitation, any mandatory specification, standard, or operating procedure; any waiver, forbearance, delay, failure or omission by the COMPANY to exercise any right, power, or option, whether of the same, similar or different nature, with respect to other "TCBY" stores, or the acceptance by the COMPANY of any payments due from FRANCHISEE after any breach of this Agreement.

        Neither the COMPANY nor FRANCHISEE shall be liable for loss or damage or deemed to be in breach of this Agreement if failure to perform their respective obligations results from: (1) transportation shortages, inadequate supply of labor, material, or energy, or the voluntary foregoing of the right to acquire or use any of the foregoing in order to accommodate or comply with the orders, requests, regulations, recommendations or instructions of any federal, state, or municipal government, or any department or agency thereof; (2) compliance with any law, ruling, order, regulation, requirement, or instruction of any federal, state, or municipal government, or any department or agency thereof; (3) acts of God; (4) acts or omissions of the other party; (5) fires, strikes, embargoes, war, or riot; or (6) any other similar event or cause. Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable.

        C.    SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF

        Nothing herein contained shall bar the COMPANY's right to obtain specific performance of the provisions of this Agreement and injunctive relief against threatened conduct that will cause it loss or damage, under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions. FRANCHISEE agrees that the COMPANY may have such injunctive relief, without bond, but upon due notice, in addition to such further and other relief as may be available at equity or law, and the sole remedy of FRANCHISEE, in the event of the entry of such injunction, shall be the dissolution of such injunction, if warranted, upon hearing duly had (all claims for damages by reason of the wrongful issuance of any such injunction being expressly waived hereby).

        D.    RIGHTS OF PARTIES ARE CUMULATIVE

        The rights of the COMPANY and FRANCHISEE hereunder are cumulative and no exercise or enforcement by the COMPANY or FRANCHISEE of any right or remedy hereunder shall preclude the exercise or enforcement by the COMPANY or FRANCHISEE of any other right or remedy hereunder or which the COMPANY or FRANCHISEE is entitled by law to enforce.

        E.    GOVERNING LAW; WAIVER OF JURY; WAIVER OF PUNITIVE AND CONSEQUENTIAL DAMAGES; TIME LIMITATION FOR ACTIONS

        This Agreement and the offer and sale of the franchise rights subject to this Agreement shall be governed by the substantive laws (expressly excluding laws pertaining to the choice of law) of the State of Utah. Both the COMPANY and FRANCHISEE agree that neither shall be entitled to nor shall either demand a jury trial in the event of litigation. Except as specifically provided in this Agreement, neither the COMPANY nor FRANCHISEE is entitled to any compensation or reimbursement for loss of prospective profits, anticipated sales, or other losses occasioned by cancellation or termination of this Agreement. Any and all claims and actions arising out of or relating to this Agreement, the relationship of FRANCHISEE and the COMPANY, the COMPANY's management of the System, or FRANCHISEE's operation of the STORE, brought by any party hereto against the other, shall be commenced within one (1) year from the occurrence of the facts giving rise to such claim or action, or such claim or action shall be barred.

        F.     EXCLUSIVE JURISDICTION

        FRANCHISEE and the COMPANY agree that any action arising out of or relating to this Agreement (including, without limitation, the offer and sale of the franchise rights) shall be instituted and maintained only in a state or federal court of general jurisdiction in Salt Lake County, Utah, and FRANCHISEE irrevocably submits to the jurisdiction of such court and waives any objection FRANCHISEE may have to either the jurisdiction or venue of such court.

        G.    BINDING EFFECT

        This Agreement is binding upon the parties hereto and their respective executors, administrators, heirs, assigns, and successors in interest, and shall not be modified except by written agreement signed by both FRANCHISEE and the COMPANY.

        H.    CONSTRUCTION

        This Agreement, constitutes the entire agreement of the parties, and there are no other oral or written understandings or agreements between the COMPANY and FRANCHISEE relating to the subject matter of this Agreement. Except as otherwise expressly provided herein, nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity not a party hereto. The headings of the several sections and paragraphs hereof are for convenience only and do not define, limit, or construe the contents of such sections or paragraphs. The term "FRANCHISEE" as used herein is applicable to one or more persons, a corporation, or a partnership, as the case may be, and the singular usage includes the plural where applicable. If two or more persons are at any time FRANCHISEE hereunder, their obligations and liabilities to the COMPANY shall be joint and several. References to "FRANCHISEE" and "assignee" which are applicable to an individual or individuals shall mean the owner or owners of the equity or operating control of FRANCHISEE or the assignee, if FRANCHISEE or the assignee is a corporation or partnership. This Agreement shall be executed in multiple copies, each of which shall be deemed an original.

18.    NOTICES AND PAYMENTS

        All written notices and reports permitted or required to be delivered by the provisions of this Agreement or of the Operating Manual shall be deemed so delivered at the time delivered by hand, one (1) business day after sending by telegraph or comparable electronic system, one (1) business day after sending by a reputable overnight courier which has a regular national delivery system and which notice is properly receipted and prepaid, or three (3) business days after placed in the U.S. mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid. All notices except those delivered by hand shall be addressed to the party to be notified at its most current principal business address of which the notifying party has been notified. Reports required to be delivered hereunder shall be delivered by U.S. mail or by such other method designated by the COMPANY as part of its standard policies and procedures. All payments and reports required by this Agreement shall be directed to the COMPANY at the address notified to FRANCHISEE from time to time, or to such other persons and places as the COMPANY may direct from time to time. Any required payment or report not actually received by the COMPANY during regular business hours on the date due or properly placed in the U.S. mail and postmarked by postal authorities at least two (2) business days prior thereto, shall be deemed delinquent.

19.    ACKNOWLEDGMENTS

        A.    FRANCHISEE acknowledges that it has conducted an independent investigation of the business franchised hereunder, and recognizes that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon the ability of FRANCHISEE as an independent businessperson. The COMPANY expressly disclaims the making of, and FRANCHISEE acknowledges FRANCHISEE has not received, any warranty or guaranty, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.

        B.    FRANCHISEE acknowledges that FRANCHISEE has received, read, and understood this Agreement, including any exhibit or agreement relating hereto, and that the COMPANY has accorded FRANCHISEE ample time and opportunity to consult with advisors of its own choosing about the potential benefits and risks of entering into this Agreement.

        IN WITNESS WHEREOF the parties hereto have executed, sealed and delivered this Agreement on the date first above written.

FRANCHISEE SIGNATURE:
MRS. FIELDS' ORIGINAL COOKIES, INC.
By:	/s/ MICHAEL WARD
Name:	Michael Ward
Title:	Sr. Vice President

        Not binding without execution by an authorized officer of the COMPANY.

TCBY SYSTEMS, LLC
By:	/s/ SANDRA BUFFA
Name:	Sandra Buffa
Title:	Sr. Vice President

SCHEDULE "A"

Store Location Schedule

Franchise Agreement—Store Location Schedule dated Feb 28, 2004

Company	Store #	Concept	Name	Address	City	State	zip	Phone	Open Date
92	1052	BCC	Weberstown Mall	4950 Pacific Ave	Stockton	CA	95207	(209) 474-3466	12/4/1972
92	3408	BCC	Fulton & Broadway	150 Fulton Street	New York	NY	10038	(212) 233-3934	3/31/2001
92	3431	BCC	The Lakes Mall	5600 Harvey Street Suite 2012	Muskegon	MI	49444	(231) 798-7941	8/15/2001
92	3534	BCC	Fiesta Mall	1445 W Southern Ave Space 1098	Mesa	AZ	85202-4870	(480) 964-1888	7/25/1997
95	3631	PT	Mall @ Cortana	9401 Cortana Place	Baton Rouge	LA	70815-9401	(225) 929-9623	1/20/2001
92	5220	BCC	Northlake Mall (GABCC)	4800 Briarcliff Rd Space 2013-A	Atlanta	GA	30345-2708	(770) 908-8033	7/31/1992
92	5317	BCC	Victoria Mall (GBCC)	7800 North Navarro #381	Victoria	TX	77904	(361) 573-0660	12/1/1980
92	5349	BCC	Mall @ Stonecrest (GBCC)	Turner Hill Rd & Mall Parkway Space 2510	Lithonia	GA	30038	(770) 484-5866	10/22/2001

Status	#	Cncpt	RSM	Category	Mall Name	Opened
1.5	3534	BCC	Pirone	TCBY Smoothies and yogurt	Fiesta Mall, Mesa AZ	11/18/00
1.5	5143	GAC	Tormanen	TCBY Smoothies	Northpark Mall, Joplin, MO	10/11/00
1.5	5152	GAC	Vuvan	TCBY Smoothies	Market Place, Champaign, IL	10/27/00
1.5	5325	GAC	Davis	TCBY Smoothie	Northpark Mall, Davenport IA
1.5	5331	GAC	Blanco	TCBY Smoothies	Prien Lake Mall (food court), Lake Charles, LA	10/23/00
1.5	5334	GAC	Keeter	TCBY Smoothies	Citadel Mall, Charleston, SC	12/20/00
1.5	5342	GAC	Keeter	TCBY Smoothies	Northwoods Mall, N. Charleston, SC	11/21/00
1.5	1137	HS	Carr	TCBY Smoothies	Ocean County, Toms River, NJ	09/27/00
1.5	55	MFC	Burgess	TCBY Smoothies	Ala Moana Center, Honolulu, HI	10/27/00
1.5	745	MFC	Mooney	TCBY Smoothies	Charlottesville Fashion, Charlotte, VA	11/22/00
1.5	2360	MFC	Morley	TCBY Smoothies	Arundel Mill, Hanover MD	11/21/00
1.5	710	MFC	Behnke	Fruithead Smoothies	Boulevard Mall, Amherst, NY	11/14/00
1.5	4225	GAC	Nardie	Fruithead Smoothies	Mid Rivers Mall, St. Peters, MO	10/19/00
1.5	3586	PT	Roy	TCBY Smoothies	Ingram Park Mall, San Antonio, TX	10/13/00
1.5	3588	PT	Roy	TCBY Smoothies	Rolling Oaks, San Antonio, TX	10/13/00
1.5	3591	PT	Johansson	TCBY Smoothies	University MaII, Orem, UT	11/01/2000
1.6	4274	MFC	Nardie	TCBY Smoothies	St. Clair Square, Fairview Heights, IL	01/23/2001
1.6	3565	PT	Wellborn	TCBY Smoothies	Oakwood Mall, Eau Clair, WI	02/28/2001
1.6	4261	MFC	Behnke	TCBY Smoothies	Walden Galleria, Buffalo, NY	03/13/2001
1.6	3728	PT	Moore	Fruithead Smoothies	Arbor Place, Douglasville, GA	04/11/2001
1.6	3631	PT	Blanco	Full lineTCBY	Cortana Mall, Baton Rouge. LA	01/20/2001
1.6	1052	MFBC	Harding	TCBY smoothies and yogurt	Weberstown, Stockton, CA	03/01/2001
1.6	5338	GAC	Keeter	TCBY Smoothies	Haywood Mall, Greenville, SC	03/28/2001
1.6	1020	HS	Pirone	TCBY Smoothies	Metrocenter, Phoenix, AZ	03/28/2001
1.6	3408	BCC	Carr	Full line TCBY & Fruithead Smoothies	Fulton & Broadway, New York, NY	3/31/2001 Changed to FH 1/14/03
1.6	4003		Gorman	TCBY Smoothies	Midway Mall, Elyria, OH	05/19/2001
1.6	5292	GAC	Proffit	TCBY Smoothies	Cordova Mall, Pensacola, FL	05/28/2001
1.6	5314	GAC	Blanco	TCBY Smoothies	Parkdale Mall, Beaumont, TX	06/02/2001
1.6	2367	MFC	Heffern	TCBY Smoothies	Crossroads Plaza, Portage, MI	06/12/2001
1.6	3431	MFBC	Heffern	Full Line TCBY	The Lakes, Muskegon, MI	08/15/01
1.6	3171	BCC	Reyes	TCBY Smoothies	California & Battery, San Francisco CA	08/20/01
1.6	5317	GABC	Roy	Full Line TCBY	Victoria Mall, Victoria TX	08/30/01
1.6	4081	MFC	Willis	TCBY Smoothies	Cheltanham	09/13/01
1.6	3712	PT	Rice	TCBY Smoothies	Edison Mall, Fort Myers, FL	09/19/01
1.6	3542	PT	Moore	TCBY Smoothies	Mall @ Stonecrest, Atlanta GA	10/22/01
1.6	5349	GABC/PM	Moore	Full line TCBY	Mall at Stonecrest, Atlanta GA	10/22/01
1.6	3414	GAC	Moore	TCBY Smoothies	Discover Mills, Lawerenceville, GA	11/01/01
1.6	5220	GABC	Moore	Full line TCBY	Northlake Mall, Atlanta GA	11/12/01
1.6	1527	MFBC	Lawrentz	TCBY Ice cream, Pretzels, Cookies, FH Smoothies	Lima Mall, Lima, OH	21-Nov
1.7	2369	MFC	Michael	FH Smoothies	St. Charles Towne Square, MD	06/14/02
1.7	680	MFC	Catalado	FH Smoothies	Owings Mills, Owings, MD	07/30/02
1.7	717	MFC	Roy	FH Smoothies, level 11	Old Hickory Mall, Jackson, TN	08/24/02
1.7	3422	MFBC	Cataldo	FH Smoothies	Forum @Peachtree Norcross GA	08/28/02
1.7	4253	MFC	Keeter	FH Smoothies	Cary Towne Center, Cary, NC	10/05/02
1.7	4103	MFC	Caddell	FH Smoothies	South Hills Village, Pittsburgh, PA	11/12/02
1.7	3435	MFBC	Odhiambo	FH Smoothies	North Town Mall	12/18/02

QuickLinks

  Exhibit 10.31
TCBY FRANCHISE AGREEMENT FOR STORES OPERATED IN CONJUNCTION WITH OTHER CONCEPTS
TCBY FRANCHISE AGREEMENT TABLE OF CONTENTS
TCBY FRANCHISE AGREEMENT
SCHEDULE "A" Store Location Schedule
Franchise Agreement—Store Location Schedule dated Feb 28, 2004